As filed with the Securities and Exchange Commission on April 10, 2017.

Registration No. 333-217105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COUPA SOFTWARE INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	20-4429448 (I.R.S. Employer Identification Number)

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

(650) 931-3200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Robert Bernshteyn

Chief Executive Officer

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

(650) 931-3200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Daniel E. O’Connor, Esq. Richard C. Blake, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Blvd. Redwood City, CA 94063 (650) 321-2400	Jonathan Stueve, Esq. Vice President and General Counsel Coupa Software Incorporated 1855 S. Grant Street San Mateo, CA 94402 (650) 931-3200	Sarah K. Solum, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company☐ Accelerated filer ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1),(2)	Amount of Registration Fee(2),(3)
Common Stock, $0.0001 par value	4,255,000	$24.125	$102,651,875.00	$11,897.35

(1)	Includes 555,000 shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and is based on the average of the high and low sales price of the Registrant’s common stock as reported on the Nasdaq Stock Market on April 5, 2017.
(3)	The Registrant previously paid $9,272.00 in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued April 10, 2017

3,700,000 Shares

COMMON STOCK

Coupa Software Incorporated is offering 91,535 shares of its common stock and the selling stockholders identified in this prospectus are offering 3,608,465 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “COUP.” On April 7, 2017, the last reported sale price of our common stock on the Nasdaq Global Select Market was $24.86 per share.

We are an “emerging growth company” as defined under the federal securities laws. Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

PRICE $                   A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company	Proceeds to Selling Stockholders
Per share	$	$	$	$
Total	$	$	$	$

(1) See “Underwriters” for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional 555,000 shares of common stock at the public offering price less the underwriting discount.

The Securities and Exchange Commission and any state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on             , 2017.

MORGAN STANLEY	J.P. MORGAN	BARCLAYS	RBC CAPITAL MARKETS

CANTOR FITZGERALD & CO.	JMP SECURITIES	RAYMOND JAMES	BTIG

                , 2017

coupa

CLOUD PLATFORM FOR BUSINESS SPEND

What do you need?
Welcome to Value as a Service
To Do's
Shop Online
Analytics

Delivering measurable business value
through adoption by all.

coupa

CLOUD PLATFORM FOR BUSINESS SPEND

Delivering measurable business value through adoption by all.

None of we, the selling stockholders or the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS

Unless the context indicates otherwise, as used in this prospectus, the terms “Coupa” and “Open Business Network” and other trademarks or service marks of Coupa Software Incorporated appearing in this prospectus are the property of Coupa Software Incorporated. This prospectus contains additional trade names, trademarks, and service marks of ours and of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

INVESTORS OUTSIDE THE UNITED STATES

None of we, the selling stockholders or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and the related notes incorporated by reference and the section titled “Risk Factors” included elsewhere in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Coupa,” “the company,” “we,” “us,” and “our” refer to Coupa Software Incorporated. Unless otherwise indicated, all data is as of or through January 31, 2017.

Overview

We are a leading provider of spend management solutions, with a unified, cloud-based spend management platform that connects more than 530 organizations with more than 2 million suppliers globally. Our platform provides greater visibility into and control over how companies spend money. Using our platform, businesses are able to achieve real, measurable value and savings that drive their profitability. From our inception, our customers have used our platform to bring more than $360 billion of cumulative spend under management, which we estimate has resulted in more than $12 billion of customer savings to date, based on applying certain savings rates derived from industry benchmarks.

Our cloud-based platform has been designed for the modern global workforce that is mobile and expects real-time results, flexibility and agility from software solutions. We empower employees to acquire the goods and services they need to do their jobs by applying a distinctive user-centric approach that provides a mobile-enabled consumer Internet-like experience, drives widespread adoption of our platform and, therefore, significantly increases spend under management. We refer to the process companies use to purchase goods and services as spend management and to the money that they manage with this process as spend under management. Increased user adoption and spend under management drive better visibility and control of a company’s spend, resulting in greater savings and increased compliance.

Economic conditions, intense competition and the global regulatory environment are forcing businesses to find new ways to drive operational efficiencies, track processes, reduce costs, fund business growth and enhance profitability and cash flow. Therefore, managing spend has increasingly become a major strategic business imperative to help businesses achieve cost savings. Indirect spend, which refers to goods and services that support a company’s operations as opposed to direct spend that flows into the products a company manufactures, is particularly difficult to manage due to inefficient employee spending behavior and disparate systems that obstruct spend visibility.

We offer a unified, cloud-based spend management platform that is tightly integrated and delivers a broad range of capabilities that would otherwise require the purchase and use of multiple disparate point applications. The core of our platform consists of procurement, invoicing and expense management modules that form our transactional engine and capture a company’s spend. In addition, our platform offers supporting modules, including sourcing, analytics, contract management, supplier management, inventory management and storefront, that help companies further manage their spend. Moreover, through our Coupa Open Business Network, suppliers of all sizes can easily interact with buyers electronically, thus significantly reducing paper, improving operating efficiencies and reducing costs.

We have a strong results-driven and customer success-focused culture. Our focus is on delivering quantifiable business value to our customers by helping them maximize spend under management to achieve real, measurable value and savings. With a rapid time to deployment, typically ranging from a few weeks to several months, and an easy to use interface that shields users from complexity, our customers can achieve widespread user adoption quickly and generate savings within a short timeframe, thus benefitting from a rapid return on investment.

We benefit from powerful network effects. As more businesses subscribe to our platform, the collective spend under management on our platform grows. Greater aggregate spend under management on our platform attracts more suppliers, which in turn attracts more businesses that want to take advantage of the goods and services available through our platform, thereby creating powerful network effects. In addition, as more businesses and employees use our platform, the amount of spend under management continues to increase. This leads to more value and savings for customers and improves our ability to attract more businesses. The resulting increase in sales enables us to further invest in our platform and to improve our functionality and user interface to continue to attract more businesses and suppliers to our platform, which enhances the network effects that benefit all parties.

We have developed a rich partner ecosystem of systems integrators, implementation partners, resellers and technology partners. We work closely with several global systems integrators, including KPMG, Deloitte, Accenture, IBM, PwC and Wipro, that help us scale our business, extend our global reach and drive increased market penetration. We expect the number of our partner-led implementations to continue to increase over time, as well as sales referrals from our partners.

We have achieved rapid growth in customer adoption, cumulative spend under management and transactions conducted through our platform. We have more than 1.5 million licensed users who have driven an expansion in spend under management over time. These licensed users represent the employees among our base of more than 530 total customers who are authorized to use our solutions. Our cumulative spend under management is highlighted below:

Cumulative spend under management does not directly correlate to our revenue or results of operations because we do not charge our customers based on actual usage of our platform. However, we believe that cumulative spend under management illustrates the adoption, scale and value of our platform, which we believe enhances our ability to maintain existing customers and attract new customers.

For our fiscal years ended January 31, 2017 and 2016, our revenues were $133.8 million and $83.7 million, respectively, and our net losses were $37.6 million and $46.2 million, respectively, as we focused on growing our business.

Our cloud-based spend management platform unites the three core aspects of spend management—procurement, invoicing and expense management—and has the ability to manage both indirect and direct spend. The total market for direct and indirect spend management is estimated at $16.8 billion in 2017, based on research by the following industry sources. International Data Corporation (IDC) estimates that the global market for procurement and invoicing applications that automate processes related to purchasing supplies, material and services will reach $4.5 billion in 2017 and will grow to $5.5 billion by 2020. According to Technavio market research sourced from ISI Securities EMIS, the global Software-as-a-Service(SaaS)-based market for expense management will reach $2.7 billion in 2017 and will grow to $3.2 billion in 2018. In addition, IDC estimates that the market for supply chain management application software, which includes software related to logistics, production planning and inventory management, will reach $9.6 billion in 2017 and grow to $11.5 billion by 2020.

To illustrate the economics of our customer relationships, we are providing a contribution margin analysis of the customers we acquired during the fiscal year ended January 31, 2013, which we will refer to as the 2013 Cohort. We selected the 2013 Cohort as a representative set of customers for this analysis to help investors understand the potential long-term value of our customer base, and we believe the 2013 Cohort is a fair representation of our overall customer base. We define contribution margin for a period as the subscription revenue from the customer cohort in such period less the estimated, allocated variable costs for the period associated with such revenues. The costs allocated to customers include personnel costs associated with the sales and marketing teams that acquire the customer, such as salaries, sales commissions and marketing program expenses. As the majority of our sales and marketing costs are related to the acquisition of new customers, these costs are mainly allocated to the newest cohort in a given period, with the exception of ongoing account management costs, which are estimated based on the number of account managers as a percentage of our total sales headcount. Costs allocated to customers also include the costs associated with use of our technology infrastructure and web hosting, as well as personnel costs associated with our operations and customer success teams that support the customer.

The support, technology infrastructure and web hosting expenses, in any particular period, are allocated based on the 2013 Cohort revenue as a percentage of the total subscription revenue in the period. We exclude all research and development and general and administrative expenses from this analysis because these expenses support the growth of our business generally.

We define contribution margin percentage as contribution margin divided by subscription revenue associated with such cohort in a given period. We have measured the 2013 Cohort with respect to contribution margin percentage. In the fiscal year ended January 31, 2013, we recognized $4.0 million in subscription revenue from the 2013 Cohort and incurred associated costs that resulted in a negative contribution margin percentage of (249%). Since we acquired this cohort through the course of the year, less than a full year’s subscription revenue is reflected in the fiscal year ended January 31, 2013. In the fiscal years ended January 31, 2014, 2015, 2016 and 2017 we realized $9.9 million, $10.0 million, $10.1 million and $11.6 million in subscription revenues from the 2013 Cohort with contribution margin percentages of 75%, 75%, 74% and 75%, respectively.

Recent Development

On April 7, 2017, we entered into a Share Purchase Agreement (Acquisition Agreement), pursuant to which we agreed to purchase substantially all of the issued and outstanding capital stock held by shareholders (Sellers) of Trade Extensions TradeExt AB, a Swedish corporation that specializes in strategic sourcing (Target). We will pay aggregate consideration of $45 million at the closing of the transaction (subject to customary upward or downward adjustments for the Target’s working capital and other matters), of which $41 million of the aggregate consideration will be paid in cash and the remaining $4 million will be paid in shares of our common stock and issued to certain Sellers who will be continuing employment with us.

The transaction is subject to customary conditions that are to be met or waived at or prior to the closing. The Acquisition Agreement contains customary representations, warranties and covenants for transactions of this type. Pursuant to the Acquisition Agreement, we and the Sellers have agreed to indemnify the other party for any breach of such party’s representations, warranties and covenants contained in the Acquisition Agreement, subject to varying survival periods and applicable negotiated caps, claims procedures and other limitations. The Sellers have also agreed to non-competition restrictions under the Acquisition Agreement. For risks related to our acquisitions, please see “Risk Factors—Risks Related to Our Business and Industry—Acquisitions could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our operating results and financial condition.”

Corporate Information

We were incorporated in February 2006 in Delaware. Our principal executive offices are located at 1855 S. Grant Street, San Mateo, CA 94402, and our telephone number is (650) 931-3200. Our website address is www.coupa.com. The information on, or that can be accessed through, our website is not part of this prospectus. We have included our website address as an inactive textual reference only.

THE OFFERING

Issuer	Coupa Software Incorporated

Shares of common stock offered By us	91,535 shares
By the selling stockholders	3,608,465 shares
Total	3,700,000 shares

Shares of common stock outstanding after this offering	50,587,463 shares (51,142,463 shares if the underwriters exercise their option to purchase additional shares in full)

Option to purchase additional shares of common stock from us, exercisable for 30 days from the date of this prospectus by the underwriters	555,000 shares 555,000 shares 555,000 shares

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $2.3 million, or $15.5 million if the underwriters exercise their option to purchase additional shares in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming a price of $24.86 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on April 7, 2017. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

The principal purposes of this offering are to increase our financial flexibility, facilitate an orderly distribution of shares for the selling stockholders, increase our public float and increase our visibility in the marketplace. We expect to use the net proceeds from this offering for working capital and other general corporate purposes, which we currently expect will include continued investment in developing technology to support our growth, increased investment in our sales team and marketing activities, as well as overall growth in our international operations. However, we do not currently have specific planned uses of the proceeds. We may also use a portion of our net proceeds to acquire or invest in complementary products, technologies, or businesses; however, other than our Share Purchase Agreement dated April 7, 2017 to purchase substantially all of the issued and outstanding capital stock held by shareholders of Trade Extensions TradeExt AB, we currently have no agreements or commitments to complete any such transactions. As of the date hereof, we have sufficient cash on hand to complete our transaction with the shareholders of Trade Extensions TradeExt AB without using the net proceeds from this offering. See “Use of Proceeds” on page 36.

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq symbol	“COUP”

The number of shares of common stock to be outstanding after this offering is based on 50,251,541 shares of common stock outstanding as of January 31, 2017 and 244,387 shares to be issued upon exercise of options to purchase common stock by certain selling stockholders and sold in this offering, and excludes the following:

•	12,772,015 shares of common stock issuable upon the exercise of options outstanding as of January 31, 2017, with a weighted average exercise price of $5.60 per share (other than 244,387 shares to be issued upon exercise of options to purchase common stock by certain selling stockholders and sold in this offering);

•	406,686 shares of common stock issuable upon the exercise of options granted after January 31, 2017, with a weighted average exercise price of $23.84 per share;

•	77,883 shares of common stock subject to restricted stock units outstanding as of January 31, 2017;

•	1,503,179 shares of common stock subject to restricted stock units granted after January 31, 2017;

•	5,371,908 shares of common stock reserved for future issuance under our equity compensation plans, consisting of 4,553,158 shares of common stock reserved for future issuance under the 2016 Equity Incentive Plan and 818,750 shares of common stock reserved for future issuance under the 2016 Employee Stock Purchase Plan;

•	2,512,577 shares of common stock that were added to the 2016 Equity Incentive Plan and 502,515 shares of common stock that were added to the 2016 Employee Stock Purchase Plan on February 1, 2017 pursuant to the stockholder approved terms of such plans; and

•	shares of common stock with an aggregate market value of $4 million to be issued to the shareholders of Trade Extensions TradeExt AB at the closing of our transaction with them.

Unless otherwise indicated, all information in this prospectus assumes:

•	no exercise of the underwriters’ option to purchase additional shares; and

•	no exercise or cancellation of outstanding options or vesting of restricted stock units subsequent to January 31, 2017 (other than 244,387 shares to be issued upon exercise of options to purchase common stock by certain selling stockholders and sold in this offering).

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. The consolidated statement of operations data for the fiscal years ended January 31, 2017, 2016 and 2015, and the consolidated balance sheet data as of January 31, 2017, are derived from our audited consolidated financial statements incorporated by reference in this prospectus. You should read this data together with our consolidated financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus. Our historical results are not necessarily indicative of our future results. The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes incorporated by reference in this prospectus.

	For the year ended January 31,
	2017	2016	2015
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Subscription services	$117,788	$75,667	$43,051
Professional services and other	15,987	8,011	7,794

Total revenues	133,775	83,678	50,845

Cost of revenues:
Subscription services(1)	25,055	16,804	8,813
Professional services and other(1)	21,214	15,107	9,911

Total cost of revenues	46,269	31,911	18,724

Gross profit	87,506	51,767	32,121

Operating expenses:
Research and development(1)	30,262	22,767	11,887
Sales and marketing(1)	68,562	54,713	33,724
General and administrative(1)	24,106	19,540	13,146

Total operating expenses	122,930	97,020	58,757

Loss from operations	(35,424)	(45,253)	(26,636)
Other expense, net	(1,335)	(568)	(563)

Loss before provision for income taxes	(36,759)	(45,821)	(27,199)
Provision for income taxes	848	335	101

Net loss and comprehensive loss	$(37,607)	$(46,156)	$(27,300)

Net loss per share attributable to common stockholders, basic and diluted(2)	$(1.88)	$(9.81)	$(9.10)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted(2)	19,988	4,704	2,999

Other Financial Data:
Non-GAAP operating loss	$(24,869)	$(32,355)	$(17,818)
Non-GAAP net loss	$(27,125)	$(33,258)	$(18,482)

(1)	Includes stock-based compensation expense as follows:

	For the year ended January 31,
	2017	2016	2015
	(in thousands)
Cost of revenues:
Subscription services	$715	$235	$109
Professional services and other	772	1,014	110
Research and development	1,766	1,236	337
Sales and marketing	3,130	1,347	433
General and administrative	3,069	6,736	818

Total stock-based compensation	$9,452	$10,568	$1,807

(2)	See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2017, filed with the Securities and Exchange Commission (“SEC”) on April 3, 2017 for an explanation of the method used to calculate basic and diluted net loss per common share attributable to common stockholders.

	As of January 31, 2017
	Actual	As Adjusted(1)(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$201,721	$204,056
Working capital	153,039	155,374
Total assets	283,864	286,199
Deferred revenue, current and non-current	90,840	90,840
Total stockholders’ equity	173,892	176,227

(1)	The as adjusted column in the consolidated balance sheet data as of January 31, 2017 reflects (i) our sale of 91,535 shares of common stock in this offering at the assumed public offering price of $24.86 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on April 7, 2017, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the issuance of 244,387 shares of common stock to certain selling stockholders upon the exercise of options in order to sell those shares in this offering.

(2)	The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of our public offering that will be determined at pricing.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We regularly review the measures set forth below as we evaluate our business.

	For the year ended January 31,
	2017	2016	2015
	(in thousands)
Non-GAAP operating loss	$(24,869)	$(32,355)	$(17,818)
Non-GAAP net loss	$(27,125)	$(33,258)	$(18,482)

We define non-GAAP operating loss as operating loss before stock-based compensation, litigation-related costs and amortization of acquired intangible assets. We define non-GAAP net loss as net loss and comprehensive loss before stock-based compensation, litigation-related costs and amortization of acquired intangible assets and related tax effects.

We believe non-GAAP operating loss and non-GAAP net loss provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period to period comparisons of operations. We believe non-GAAP operating loss and non-GAAP net loss are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics generally eliminate the effects of certain items that may vary for different companies for reasons unrelated to overall operating performance.

We use non-GAAP operating loss and non-GAAP net loss in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP operating loss and non-GAAP net loss should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

We compensate for these limitations by providing investors and other users of our financial information a reconciliation of non-GAAP operating loss to loss from operations and non-GAAP net loss to net loss and comprehensive loss, the related GAAP financial measures. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP operating loss and non-GAAP net loss in conjunction with loss from operations and net loss. The following tables provide a reconciliation of loss from operations to non-GAAP operating loss and from net loss and comprehensive loss to non-GAAP net loss:

	For the year ended January 31,
	2017	2016	2015
	(in thousands)
Loss from operations	$(35,424)	$(45,253)	$(26,636)
Stock-based compensation	9,452	10,568	1,807
Litigation-related costs	151	1,943	6,958
Amortization of acquired intangible assets	952	387	53

Non-GAAP operating loss	$(24,869)	$(32,355)	$(17,818)

	For the year ended January 31,
	2017	2016	2015
	(in thousands)
Net loss and comprehensive loss	$(37,607)	$(46,156)	$(27,300)
Stock-based compensation	9,452	10,568	1,807
Litigation-related costs	151	1,943	6,958
Amortization of acquired intangible assets	952	387	53
Aggregate adjustment for income taxes	(73)	—	—

Non-GAAP net loss	$(27,125)	$(33,258)	$(18,482)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business and Industry

We have a limited operating history, which makes it difficult to predict our future operating results.

We were incorporated in 2006 and introduced our first software module shortly thereafter and over time have invested in building our integrated platform. As a result of our limited operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties (which we use to plan our business) are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

Any success that we may experience in the future will depend, in large part, on our ability to manage the risks discussed herein and to, among other things:

•	retain and expand our customer base on a cost-effective basis;

•	successfully compete in our markets;

•	continue to add features and functionality to our platform to meet customer demand;

•	increase revenues from existing customers as they add users or purchase additional modules;

•	continue to invest in research and development;

•	scale our internal business operations in an efficient and cost-effective manner;

•	scale our global customer success organization to make our customers successful in their spend management deployments;

•	help our partners to be successful in deployments of our platform;

•	successfully expand our business domestically and internationally;

•	successfully protect our intellectual property and defend against intellectual property infringement claims; and

•	hire, integrate and retain professional and technical talent.

If we are unable to attract new customers, the growth of our revenues will be adversely affected.

To increase our revenues, we must add new customers, increase the number of users at existing customers and sell additional modules to current customers. As our industry matures or if competitors introduce lower cost and/or differentiated products or services that are perceived to compete with ours, our ability to sell based on factors such as pricing, technology and functionality could be impaired. As a result, we may be unable to attract new customers at rates or on terms that would be favorable or comparable to prior periods, which could have an adverse effect on the growth of our revenues.

Because our platform is sold to large enterprises with complex operating environments, we encounter long and unpredictable sales cycles, which could adversely affect our operating results in a given period.

Our ability to increase revenues and achieve profitability depends, in large part, on widespread acceptance of our platform by large enterprises. As we target our sales efforts at these customers, we face greater costs, longer sales cycles and less predictability in completing some of our sales. As a result of the variability and length of the sales cycle, we have only a limited ability to forecast the timing of sales. A delay in or failure to complete sales could harm our business and financial results, and could cause our financial results to vary significantly from period to period. Our sales cycle varies widely, reflecting differences in potential customers’ decision-making processes, procurement requirements and budget cycles, and is subject to significant risks over which we have little or no control, including:

•	customers’ budgetary constraints and priorities;

•	the timing of customers’ budget cycles;

•	the need by some customers for lengthy evaluations; and

•	the length and timing of customers’ approval processes.

In the large enterprise market, the customer’s decision to use our platform may be an enterprise-wide decision; therefore, these types of sales require us to provide greater levels of education regarding the use and benefits of our platform, which causes us to expend substantial time, effort and money educating them as to the value of our platform. In addition, because we are a relatively new company with a limited operating history, our target customers may prefer to purchase software that is critical to their business from one of our larger, more established competitors. Our typical sales cycle can range from three to nine months, and we expect that this lengthy sales cycle may continue or increase. Longer sales cycles could cause our operating and financial results to suffer in a given period.

The markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected.

The market for spend management software is highly competitive, with relatively low barriers to entry for some software or service organizations. Our competitors include Oracle Corporation (Oracle) and SAP AG (SAP), well-established providers of spend management software, that have long-standing relationships with many customers. Some customers may be hesitant to adopt cloud-based software such as ours and prefer to purchase from legacy software vendors. Oracle and SAP are larger and have greater name recognition, much longer operating histories, larger marketing budgets and significantly greater resources than we do. These vendors, as well as other competitors, may offer spend management software on a standalone basis at a low price or bundled as part of a larger product sale. In order to take advantage of customer demand for cloud-based software, legacy vendors are expanding their cloud-based software through acquisitions and organic development. For example, SAP acquired Ariba, Inc. and Concur Technologies, Inc. Legacy vendors may also seek to partner with other leading cloud providers. We also face competition from custom-built software vendors and from vendors of specific applications, some of which offer cloud-based solutions. We may also face competition from a variety of vendors of cloud-based and on-premise software products that address only a portion of our platform. In addition, other companies that provide cloud-based software in different target markets may develop software or acquire companies that operate in our target markets, and some potential customers may elect to develop their own internal software. With the introduction of new technologies and market entrants, we expect this competition to intensify in the future.

Many of our competitors are able to devote greater resources to the development, promotion and sale of their products and services. Furthermore, our current or potential competitors may be acquired by third parties with greater available resources and the ability to initiate or withstand substantial price competition. In addition, many of our competitors have established marketing relationships, access to larger customer bases and major distribution agreements with consultants, system integrators and resellers. Our competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources. If our platform does not become more accepted relative to our competitors’, or if our competitors are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically capable than ours, then our revenues could be adversely affected. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our operating results will be negatively affected. Pricing pressures and increased competition could result in reduced sales, reduced margins, losses or a failure to maintain or improve our competitive market position, any of which could adversely affect our business.

Our business depends substantially on our customers renewing their subscriptions and purchasing additional subscriptions from us. Any decline in our customer renewals would harm our future operating results.

In order for us to maintain or improve our operating results, it is important that our customers renew their subscriptions when the initial contract term expires and add additional authorized users and additional spend management modules to their subscriptions. Our customers have no obligation to renew their subscriptions, and we cannot assure you that our customers will renew subscriptions with a similar contract period or with the same or a greater number of authorized users and modules. Some of our customers have elected not to renew their agreements with us, and we may not be able to accurately predict renewal rates.

Our renewal rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our subscription service, our professional services, our customer support, our prices and contract length, the prices of competing solutions, mergers and acquisitions affecting our customer base, the effects of global economic conditions or reductions in our customers’ spending levels. Our future success also depends in part on our ability to add additional authorized users and modules to the subscriptions of our current customers. If our customers do not renew their subscriptions, renew on less favorable terms or fail to add more authorized users or additional spend management modules, our revenues may decline, and we may not realize improved operating results from our customer base.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our platform may be perceived as not being secure, customers may reduce the use of or stop using our platform and we may incur significant liabilities.

Our platform involves the storage and transmission of our customers’ sensitive proprietary information, including their spending and other related data. As a result, unauthorized access or security breaches could result in the loss of information, litigation, indemnity obligations and other liability. While we have security measures in place that are designed to protect customer information and prevent data loss and other security breaches, if these measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and someone obtains unauthorized access to our customers’ data, we could face loss of business, regulatory investigations or orders, our reputation could be severely damaged, we could be required to expend significant capital and other resources to alleviate the problem, as well as incur significant costs and liabilities, including due to litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, and costs for remediation and other incentives offered to customers or other business partners in an effort to maintain business relationships after a breach.

We cannot assure you that any limitations of liability provisions in our contracts would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security lapse or breach. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security breach, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

Cyber-attacks and other malicious Internet-based activities continue to increase generally. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, third parties may attempt to fraudulently induce employees or users to disclose information to gain access to our data or our customers’ data. While it did not involve any customer data, we have previously suffered the loss of certain employee information related to an employee error. If any of these events occur, our or our customers’ information could be accessed or disclosed improperly. Any or all of these issues could negatively affect our ability to attract new customers, cause existing customers to elect to not renew their subscriptions, result in reputational damage or subject us to third-party lawsuits, regulatory fines or other action or liability, which could adversely affect our operating results.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our platform and attracting new customers. For example, widespread awareness of our brand is critical to ensuring that we are invited to participate in requests for proposals from prospective customers. Our success in this area will depend on a wide range of factors, some of which are beyond our control, including the following:

•	the efficacy of our marketing efforts;

•	our ability to offer high-quality, innovative and error- and bug-free modules;

•	our ability to retain existing customers and obtain new customers;

•	the ability of our customers to achieve successful results by using our platform;

•	the quality and perceived value of our platform;

•	our ability to successfully differentiate our offerings from those of our competitors;

•	actions of competitors and other third parties;

•	our ability to provide customer support and professional services;

•	any misuse or perceived misuse of our platform and modules;

•	positive or negative publicity;

•	interruptions, delays or attacks on our platform or modules; and

•	litigation, legislative or regulatory-related developments.

Brand promotion activities may not generate customer awareness or increase revenues, and, even if they do, any increase in revenues may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad customer adoption of our platform.

Furthermore, negative publicity (whether or not justified) relating to events or activities attributed to us, our employees, our partners or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Damage to our reputation and loss of brand equity could reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brands may be costly and time consuming, and such efforts may not ultimately be successful.

We have experienced rapid growth and expect our growth to continue and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges.

We have experienced a rapid growth in our business, headcount and operations since inception. We have also significantly increased the size of our customer base. We anticipate that we will continue to expand our operations and headcount, including internationally. This growth has placed, and future growth will place, a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in deploying customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features and/or other operational difficulties, any of which could adversely affect our business performance and results of operations.

We have a history of cumulative losses, and we do not expect to be profitable for the foreseeable future.

We have incurred significant losses in each period since our inception in 2006. We incurred net losses of $37.6 million, $46.2 million and $27.3 million in the fiscal years ended January 31, 2017, 2016 and 2015, respectively. We had an accumulated deficit of $160.5 million and $122.9 million at January 31, 2017 and 2016, respectively. Our losses and accumulated deficit reflect the substantial investments we made to acquire new customers and develop our platform. We expect our operating expenses to increase in the future due to anticipated increases in sales and marketing expenses, research and development expenses, operations costs and general and administrative costs, and, therefore, we expect our losses to continue for the foreseeable future. Furthermore, to the extent we are successful in increasing our customer base, we will also incur increased losses because costs associated with acquiring customers are generally incurred up front, while subscription revenues are generally recognized ratably over the terms of the agreements (typically three years, although some customers commit for shorter periods). You should not consider our recent growth in revenues as indicative of our future performance. Accordingly, we cannot assure you that we will achieve profitability in the future, or that, if we do become profitable, we will sustain profitability.

We do not have a long history with our subscription or pricing models and changes could adversely affect our operating results.

We have limited experience with respect to determining the optimal prices and contract length for our platform. As the markets for our software subscriptions grow, as new competitors introduce new products or services that compete with ours or as we enter into new international markets, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. For example, customers may demand pricing models that include price adjustments that are correlated to the savings they realize using our products and services. While this is not and has not been our pricing model, we have discussed it with some customers in the past and may choose to implement it in the future. Moreover, regardless of pricing model used, large customers, which are the focus of our sales efforts, may demand higher price discounts than in the past. As a result, in the future we may be required to reduce our prices, offer shorter contract durations or offer alternative pricing models, which could adversely affect our revenues, gross margin, profitability, financial position and cash flow.

Because we recognize subscription revenues over the term of the contract, fluctuations in new sales will not be immediately reflected in our operating results and may be difficult to discern.

We generally recognize subscription revenues from customers ratably over the terms of their contracts, which are typically three years, although some customers commit for shorter periods. As a result, most of the subscription revenues we report on each quarter are derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter would likely have only a small impact on our revenues for that quarter. However, such a decline would negatively affect our revenues in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our platform, and potential changes in our pricing policies or rate of renewals, may not be fully apparent from our reported results of operations until future periods.

We may be unable to adjust our cost structure to reflect the changes in revenues. In addition, a significant majority of our costs are expensed as incurred, while subscription revenues are recognized over the life of the customer agreement. As a result, increased growth in the number of our customers could result in our recognition of more costs than revenues in the earlier periods of the terms of our agreements. Our subscription model also makes it difficult for us to rapidly increase our revenues through additional sales in any period, as revenues from new customers must be recognized over the applicable subscription term.

Professional services revenues are recognized as the services are performed or upon the completion of the project, depending on the type of professional services arrangement involved. Professional services engagements typically span from a few weeks to several months, which makes it somewhat difficult to predict the timing of revenue recognition for such services and the corresponding effects on our results of operations. Professional services revenues have and may continue to fluctuate significantly from period to period. In addition, because professional services expenses are recognized as the services are performed or upon completion of the project, professional services and total margins can significantly fluctuate from period to period.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, as well as our key metrics discussed elsewhere in this prospectus, including the levels of our revenues, gross margin, cash flow and deferred revenue, may vary significantly in the future and period-to-period comparisons of our operating results and key metrics may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, as a result they may not fully reflect the underlying performance of our business. These quarterly fluctuations may negatively affect the value of our common stock. Factors that may cause these fluctuations include, without limitation:

•	our ability to attract new customers;

•	the addition or loss of large customers, including through acquisitions or consolidations;

•	the timing of recognition of revenues;

•	the amount and timing of operating expenses;

•	general economic, industry and market conditions, both domestically and internationally;

•	customer renewal rates;

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our products on our platform;

•	the amount and timing of completion of professional services engagements;

•	increases or decreases in the number of users for our platform or pricing changes upon any renewals of customer agreements;

•	changes in our pricing policies or those of our competitors;

•	seasonal variations in sales of our software subscriptions, which has historically been highest in the fourth quarter of a calendar year but may vary in future quarters;

•	the timing and success of new module introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•	changes in foreign currency exchange rates;

•	extraordinary expenses such as litigation or other dispute-related settlement payments;

•	sales tax and other tax determinations by authorities in the jurisdiction in which we conduct business;

•	the impact of new accounting pronouncements;

•	fluctuations in stock-based compensation expense;

•	expenses in connection with mergers, acquisitions or other strategic transactions; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangibles from acquired companies.

The profitability of our customer relationships may fluctuate.

Our business model focuses on maximizing the lifetime value of our customer relationships and we need to make significant investments in order to add new customers to grow our customer base. The profitability of a customer relationship in any particular period depends in part on how long the customer has been a subscriber on our platform. In general, the upfront costs associated with new customers are higher in the first year than the aggregate revenues we recognize from those new customers in the first year.

We review the lifetime value and associated acquisition costs of our customers, as discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus. The lifetime value of our customers and customer acquisition costs has and will continue to fluctuate from one period to another depending upon the amount of our net new subscription revenues (which depends on the number of new customers in a period, upsells of additional modules to existing customers and changes in subscription fees charged to existing customers), gross margins (which depends on investments in and other changes to our cost of customer support and allocated overhead), sales and marketing expenses and renewal rates (which depend on our ability to maintain or grow subscription fees from customers). These amounts have fluctuated from quarter to quarter and will continue to fluctuate in the future. We may not experience lifetime value to customer acquisition cost ratios in future years or periods similar to those we have achieved to date. Other companies may calculate lifetime value and customer acquisition costs differently than our chosen method and, therefore, may not be directly comparable.

We depend on our senior management team and the loss of our chief executive officer or one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. In particular, our chief executive officer, Robert Bernshteyn, is critical to our vision, strategic direction, culture and overall business success. We also rely on our leadership team in the areas of research and development, marketing, sales, services and general and administrative functions, and on mission-critical individual contributors in research and development. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not maintain key-man insurance for Mr. Bernshteyn or any other member of our senior management team. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software for Internet-related services. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or our company have breached their legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees in the San Francisco Bay Area often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

If we are not able to provide successful and timely enhancements, new features and modifications for our platform and modules, we may lose existing customers or fail to attract new customers and our revenues and financial performance may suffer.

If we are unable to provide enhancements and new features for our existing modules or new modules that achieve market acceptance or to integrate technology, products and services that we acquire into our platform, our business could be adversely affected. The success of enhancements, new features and modules depends on several factors, including the timely completion, introduction and market acceptance of the enhancements or new features or modules. Failure in this regard may significantly impair the growth of our revenues. We have experienced, and may in the future experience, delays in the planned release dates of enhancements to our platform, and we have discovered, and may in the future discover, errors in new releases after their introduction. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our platform or customer claims, including, among other things, warranty claims against us, any of which could cause us to lose existing customers or affect our ability to attract new customers.

We rely heavily on Amazon Web Services to deliver our platform and modules to our customers, and any disruption in service from Amazon Web Services or material change to our arrangement with Amazon Web Services could adversely affect our business.

We rely heavily upon Amazon Web Services (AWS) to operate certain aspects of our platform and any disruption of or interference with our use of AWS could impair our ability to deliver our platform and modules to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers and harm to our business. We have architected our software and computer systems to use data processing, storage capabilities and other services provided by AWS. Currently, our cloud service infrastructure is run on AWS. Given this, we cannot easily switch our AWS operations to another cloud provider, so any disruption of or interference with our use of AWS would adversely affect our operations and potentially our business.

AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. AWS may terminate the agreement without cause by providing 30 days’ prior written notice and may terminate the agreement for cause with 30 days’ prior written notice, including any material default or breach of the agreement by us that we do not cure within the 30 day period. Additionally, AWS has the right to terminate the agreement immediately with notice to us in certain scenarios such as if AWS believes providing the services could create a substantial economic or technical burden or material security risk for AWS, or in order to comply with the law or requests of governmental entities. The agreement requires AWS to provide us their standard computing and storage capacity and related support in exchange for timely payment by us. If any of our arrangements with AWS were terminated, we could experience interruptions in our software as well as delays and additional expenses in arranging new facilities and services.

We utilize third-party data center hosting facilities operated by AWS, located in various facilities around the world. Our operations depend, in part, on AWS’s abilities to protect these facilities against damage or interruption due to a variety of factors, including infrastructure changes, human or software errors, natural disasters, power or telecommunications failures, criminal acts, capacity constraints and similar events. For instance, in February 2017, AWS suffered a significant outage in the United States that had a widespread impact on the ability of certain of our customers to fully use our modules for a small period of time. Despite precautions taken at these data centers, the occurrence of spikes in usage volume, a natural disaster, an act of terrorism, vandalism or sabotage, a decision to close a facility without adequate notice or other unanticipated problems at a facility could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenues, subject us to liability and cause us to issue credits or cause customers to fail to renew their subscriptions, any of which could harm our business.

Failure to adequately expand our direct sales force will impede our growth.

We will need to continue to expand and optimize our sales infrastructure in order to grow our customer base and our business. We plan to continue to expand our direct sales force, both domestically and internationally. Identifying and recruiting qualified personnel and training them in the use of our software requires significant time, expense and attention. It often takes six months or longer before our sales representatives are fully-trained and productive. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenues. In particular, if we are unable to hire, develop and retain talented sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the expected benefits of this investment or increase our revenues.

Acquisitions could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our operating results and financial condition.

We have in the past acquired and may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. For example, in December 2016, we acquired substantially all of the assets of Spend360 International Limited (“Spend360”), a data analytics solution company, and on April 7, 2017, we announced that we had entered into a Share Purchase Agreement pursuant to which we agreed to purchase substantially all of the issued and outstanding capital stock held by shareholders of Trade Extensions TradeExt AB, a Swedish corporation that specializes in strategic sourcing. There is a risk that this transaction will not close, that closing will be delayed or that the companies’ respective businesses will suffer due to uncertainty related to the transaction. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business.

In addition, we have limited experience in acquiring other businesses and we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs, accounting charges or other liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business, including due to language, geographical or cultural differences;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•	difficulty converting the customers of the acquired business onto our platform and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our platform and adversely affect our business.

Our customers can use our platform to collect, use and store certain types of personal or identifying information regarding their employees and suppliers. Federal, state and foreign government bodies and agencies have adopted, are considering adopting or may adopt laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from consumers and individuals, such as compliance with the Health Insurance Portability and Accountability Act, or HIPAA, and the recently created EU-U.S. Privacy Shield. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our platform and reduce overall demand or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause our customers’ employees to resist providing the personal data necessary to allow our customers to use our platform effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our platform in certain industries.

All of these domestic and international legislative and regulatory initiatives may adversely affect our customers’ ability to process, handle, store, use and transmit demographic and personal information from their employees, customers and suppliers, which could reduce demand for our platform. The European Union, or EU, and many countries in Europe have stringent privacy laws and regulations, which may affect our ability to operate cost effectively in certain European countries. In particular, the EU has adopted the General Data Protection Regulation, or GDPR, which is scheduled to go into effect in early 2018 and contains numerous requirements and changes, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Complying with the GDPR may cause us to incur substantial operational costs or require us to change our business practices. Despite our efforts to bring practices into compliance before the effective date of the GDPR, we may not be successful either due to internal or external factors such as resource allocation limitations or a lack of vendor cooperation. Non-compliance could result in proceedings against us by governmental entities or others. We may also experience difficulty retaining or obtaining new European or multi-national customers due to the compliance cost, potential risk exposure, and uncertainty for these entities. We may find it necessary to establish systems to maintain personal data originating from the EU in the European Economic Area, which may involve substantial expense and distraction from other aspects of our business. In the meantime, there could be uncertainty as to how to comply with EU privacy law.

The loss of one or more of our key customers could negatively affect our ability to market our platform.

We rely on our reputation and recommendations from key customers in order to promote subscriptions to our platform. The loss of any of our key customers could have a significant impact on our revenues, reputation and our ability to obtain new customers. In addition, acquisitions of our customers could lead to cancellation of our contracts with those customers or by the acquiring companies, thereby reducing the number of our existing and potential customers.

Our business could be adversely affected if our customers are not satisfied with the implementation services provided by us or our partners.

Our business depends on our ability to satisfy our customers, both with respect to our platform and modules and the professional services that are performed to help our customers use features and functions that address their business needs. Professional services may be performed by our own staff, by a third-party partner or by a combination of the two. Our strategy is to work with partners to increase the breadth of capability and depth of capacity for delivery of these services to our customers, and we expect the number of our partner-led implementations to continue to increase over time. If a customer is not satisfied with the quality of work performed by us or a partner or with the type of professional services or modules delivered, we may incur additional costs to in addressing the situation, the profitability of that work might be impaired and the customer’s dissatisfaction with our services could damage our ability to expand the number of modules subscribed to by that customer. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers.

We typically provide service level commitments under our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect our revenues.

Our customer agreements typically provide service level commitments on a monthly basis. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability for our platform, we may be contractually obligated to provide these customers with service credits, typically 10% of the customer’s subscription fees for the month in which the service level was not met, and we could face contract terminations, in which case we would be subject to refunds for prepaid amounts related to unused subscription services. Our revenues could be significantly affected if we suffer unexcused downtime under our agreements with our customers. Any extended service outages could adversely affect our reputation, revenues and operating results.

If we fail to integrate our platform with a variety of third-party technologies, our platform may become less marketable and less competitive or obsolete and our operating results may be harmed.

Our platform must integrate with a variety of third-party technologies, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, browser and database technologies. Any failure of our platform to operate effectively with future technologies could reduce the demand for our platform, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable and less competitive or obsolete and our operating results may be negatively affected. In addition, an increasing number of individuals within the enterprise are utilizing mobile devices to access the Internet and corporate resources and to conduct business. If we cannot continue to effectively make our platform available on these mobile devices and offer the information, services and functionality required by enterprises that widely use mobile devices, we may experience difficulty attracting and retaining customers.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and our financial results.

Once our modules are implemented, our customers depend on our support organization to resolve technical issues relating to our modules. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by our competitors. Increased customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on our platform and business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell subscriptions to our modules to existing and prospective customers and our business, operating results and financial position.

Sales to customers outside the United States or with international operations expose us to risks inherent in international sales.

A key element of our growth strategy is to expand our international operations and develop a worldwide customer base. The combined revenues from non-U.S. regions, as determined based on the billing address of our customers, constituted 32%, 28% and 25% of our total revenues for the fiscal years ended January 31, 2017, 2016 and 2015, respectively. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States. Because of our limited experience with international operations, our international expansion efforts may not be successful in creating additional demand for our platform outside of the United States or in effectively selling subscriptions to our platform in all of the international markets we enter. In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the need to localize and adapt our platform for specific countries, including translation into foreign languages and associated expenses;

•	data privacy laws that require customer data to be stored and processed in a designated territory;

•	difficulties in staffing and managing foreign operations and working with foreign partners;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

•	weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

•	fluctuations in currency exchange rates, which could increase the price of our products outside of the United States, increase the expenses of our international operations and expose us to foreign currency exchange rate risk;

•	adverse tax consequences; and

•	unstable regional and economic political conditions.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international sales and operations. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales and harm our business, operating results and financial condition. For example, in certain foreign countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we have policies and procedures designed to ensure compliance with these laws and regulations, our employees, contractors and agents, as well as channel partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Some of our business partners also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our business partners are not able to successfully manage these risks.

If we are unable to implement and maintain effective internal controls over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public company, we are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act) requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and, beginning with our second annual report, provide a management report on the internal controls over financial reporting, which must be attested to by our independent registered public accounting firm to the extent we are no longer an “emerging growth company,” as defined by The Jumpstart Our Businesses Act of 2012 (the JOBS Act). If we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We are in the process of designing and implementing the internal controls over financial reporting required to comply with this obligation, which process will be time consuming, costly and complicated. We may not be able to complete our evaluation, testing, and any required remediation in a timely fashion.

If we identify material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal controls over financial reporting are effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC, stock exchange or other regulatory authorities, which could require additional financial and management resources to address.

We may face exposure to foreign currency exchange rate fluctuations, which could adversely affect our business, results of operations and financial condition.

As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows because our international contracts are sometimes denominated in local currencies, in particular with respect to the Euro, British Pound Sterling and Australian Dollar. Over time, an increasing portion of our international contracts may be denominated in local currencies. Therefore, as exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when re-measured, may differ materially from expectations. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Additionally, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments. Moreover, we anticipate growing our business further outside of the United States, and the effects of movements in currency exchange rates will increase as our transaction volume outside of the United States increases.

If we cannot continue to expand the use of our platform beyond our initial focus on our procurement and invoicing modules, our ability to grow our business may be harmed and the growth rate of our revenues may decline.

To date, most of our sales have involved our procurement and invoicing modules, which are the most mature modules on our platform. Any factor adversely affecting sales of these modules, including software release cycles, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, could adversely affect our business and operating results. Furthermore, our ability to grow our business depends in part on our ability to compete in the market for the other modules on our platform, including expense reporting, sourcing, inventory, contracts, analytics, supplier management and storefront. Our efforts to market these other modules is relatively new, and it is uncertain whether these other modules will ever result in significant revenues for us. While we have recently acquired or agreed to acquire businesses related to certain of these modules, there can be no assurance that these acquisitions will facilitate our efforts to market and sell these other modules. Further, the introduction of new modules beyond these markets may not be successful.

Large customers often demand more configuration and integration services, or customized features and functions that we do not offer, which could adversely affect our business and operating results.

Large customers may demand more configuration and integration services, which increase our upfront investment in sales and deployment efforts, with no guarantee that these customers will increase the scope of their subscription. As a result of these factors, we must devote a significant amount of sales support and professional services resources to individual customers, increasing the cost and time required to complete sales. Additionally, our platform does not currently permit customers to modify our code. If prospective customers require customized features or functions that we do not offer and that would be difficult for them to deploy themselves, then the market for our platform will be more limited and our business could suffer.

If our platform fails to perform properly, our reputation could be adversely affected, our market share could decline and we could be subject to liability claims.

Our platform is inherently complex and may contain material defects or errors. Any defects in functionality or that cause interruptions in the availability of our platform could result in:

•	loss or delayed market acceptance and sales;

•	breach of warranty claims;

•	sales credits or refunds for prepaid amounts related to unused subscription services;

•	loss of customers;

•	diversion of development and customer service resources; and

•	injury to our reputation.

The costs incurred in correcting any material defects or errors might be substantial and could adversely affect our operating results.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. Furthermore, the availability or performance of our platform could be adversely affected by a number of factors, including customers’ inability to access the Internet, failure of our network or software systems, security breaches or variability in user traffic for our platform. We may be required to issue credits or refunds for prepaid amounts related to unused services or otherwise be liable to our customers for damages they incur resulting from certain of these events. For example, our customers access our modules through their Internet service providers. If a service provider fails to provide sufficient capacity to support our modules or otherwise experiences service outages, such failure could interrupt our customers’ access to our modules and adversely affect their perception of our modules’ reliability. In addition to potential liability, if we experience interruptions in the availability of our platform, our reputation could be adversely affected and we could lose customers.

Our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages and our new customers may experience delays in the implementation of our platform.

We have experienced significant growth in the number of users, transactions and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers, as well as to facilitate the rapid provision of new customer implementations and the expansion of existing customer implementations. In addition, we need to properly manage our technological operations infrastructure in order to support version control, changes in hardware and software parameters and the evolution of our platform. However, the provision of new hosting infrastructure requires significant lead time. We have experienced, and may in the future experience, website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our revenue as well as our reputation.

We have incurred and will continue to incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the Nasdaq Global Select Market, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements has increased our legal and financial compliance costs and made some activities more time consuming and costly. In addition, our management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we are incurring significant expenses and devoting substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company, as defined by the JOBS Act. We have hired and may need to continue to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Our growth depends in part on the success of our strategic relationships with third parties.

We have established strategic relationships with a number of other companies. In order to grow our business, we anticipate that we will continue to establish and maintain relationships with third parties, such as implementation partners, system integrator partners and technology providers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to our services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our platform by potential customers.

If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results could suffer. Even if we are successful in our strategic relationships, we cannot assure you that these relationships will result in increased customer usage of our platform or increased revenues.

Weakened global economic conditions may harm our industry, business and results of operations.

Our overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or the enterprise software industry may harm us. The United States and other key international economies have been affected by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, and overall uncertainty with respect to the economy. In particular, the economies of countries in Europe have been experiencing weakness associated with high sovereign debt levels, weakness in the banking sector and uncertainty over the future of the Euro zone, including instability surrounding “Brexit,” the United Kingdom’s decision to exit the European Union. We have operations, as well as current and potential new customers, throughout most of Europe. If economic conditions in Europe and other key markets for our platform continue to remain uncertain or deteriorate further, many customers may delay or reduce their information technology spending.

The growth of our revenues and potential profitability of our business depends on demand for platform and modules generally, and spend management specifically. In addition, our revenues are dependent on the number of users of our modules. Historically, during economic downturns there have been reductions in spending on enterprise software as well as pressure for extended billing terms or pricing discounts, which would limit our ability to grow our business and negatively affect our operating results. These conditions affect the rate of enterprise software spending and could adversely affect our customers’ ability or willingness to subscribe to our platform, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscriptions or affect renewal rates, all of which could harm our operating results.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend in part upon our intellectual property. We primarily rely on copyright, patent, trade secret and trademark laws, trade secret protection and confidentiality or contractual agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate.

In order to protect our intellectual property rights, we may be required to expend significant resources to monitor and protect such rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and our business.

We may be sued by third parties for alleged infringement of their proprietary rights.

There has been considerable activity in our industry to develop and enforce intellectual property rights. Our success depends upon our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. In the past third parties have claimed and in the future third parties may claim that we are infringing upon their intellectual property rights, and we may be found to be infringing upon such rights. For example, between March 2012 and August 2014 and between May 2014 and September 2015, we and Ariba, Inc. were involved in patent and trade secret litigation cases, each of which eventually resulted in a settlement agreement that requires us to maintain certain ongoing compliance measures that if challenged, could be costly, time-consuming and divert the attention of our management and key personnel from our business operations.

In the future, others may claim that our platform and underlying technology infringe or violate their intellectual property rights, and we may be found to be infringing upon such rights. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers and business partners or to pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify our platform or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Our platform utilizes open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Our platform utilizes software governed by open source licenses, including for example the MIT License and the Apache License. The terms of various open source licenses have not been interpreted by

United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. By the terms of certain open source licenses, if we combine our proprietary software with open source software in a certain manner, we could be required to release the source code of our proprietary software and make it available under open source licenses. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, or to re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, the use of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could negatively affect our business.

We employ third-party licensed software for use in or with our platform, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which could adversely affect our business.

Our platform incorporates certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and development tools from third parties in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of the software used in our platform with new third-party software may require significant work and require substantial investment of our time and resources. Also, to the extent that our platform depends upon the successful operation of third-party software in conjunction with our software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of our platform, delay new module introductions, result in a failure of our modules and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties.

If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success and our business may be harmed.

We believe that a critical component of our success has been our company culture, which is based on our core values of ensuring customer success, focusing on results and striving for excellence. We have invested substantial time and resources in building our team within this company culture. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our company culture. If we fail to preserve our culture, our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives could be compromised, potentially harming our business.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

We have funded our operations since inception primarily through equity financings and prepayments by customers. We do not know when or if our operations will generate sufficient cash to fund our ongoing operations. In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in the level of customer prepayments or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons, and we may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Our customers may fail to pay us in accordance with the terms of their agreements, necessitating action by us to compel payment.

We typically enter into multiple year, non-cancelable arrangements with our customers. If customers fail to pay us under the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. The risk of such negative effects increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our operating results, financial position and cash flow.

Contractual disputes with our customers could be costly, time-consuming and harm our reputation.

Our business is contract intensive and we are party to contracts with our customers all over the world. Our contracts can contain a variety of terms, including service levels, security obligations, indemnification and regulatory requirements. Contract terms may not always be standardized across our customers and can be subject to differing interpretations, which could result in disputes with our customers from time to time. If our customers notify us of a contract breach or otherwise dispute our contract, the resolution of such disputes in a manner adverse to our interests could negatively affect our operating results.

Pursuant to agreements with certain of our customers, we have placed, and in the future may be required to place in escrow the source code of some of our modules. Under these escrow arrangements, the source code pertaining to the modules may, in specified circumstances, be made available to our customers. This factor may increase the likelihood of misappropriation or other misuse of our modules.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or flood, occurring at our headquarters, at one of our other facilities or where a business partner is located could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect Internet service providers, this could adversely affect the ability of our customers to use our products and platform. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and therefore we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

For as long as we continue to be an emerging growth company, we will continue take advantage, or intend to take advantage of, certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of July 31, (ii) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year that is five years from the date of our final prospectus filed with the SEC on October 5, 2016.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could adversely affect our potential profitability.

We have federal and state net operating loss carryforwards due to prior period losses, which if not utilized will begin to expire in 2026 and 2029 for federal and state purposes, respectively. These net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our potential profitability.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our ability to utilize net operating loss carryforwards or other tax attributes, such as research tax credits, in any taxable year may be limited if we experience an “ownership change.” Such an “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As of our initial public offering we have not had an ownership change that has triggered any material limitation on the use of our tax attributes for purposes of Section 382 of the Code. Future changes in our stock ownership, however, could cause an “ownership change.” It is possible that an ownership change, or any future ownership change, could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our potential profitability.

Changes in laws and regulations related to the Internet could increase the costs of our services and adversely affect our business.

Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require changes in our business in order to comply with these changes. In particular, the application of federal, state, local and international tax laws to services provided electronically is evolving. New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time (possibly with retroactive effect) and could be applied solely or disproportionately to services provided over the Internet. These enactments could adversely affect our sales activity due to the inherent cost increase the taxes would represent and ultimately result in a negative impact on our operating results and cash flows.

In addition, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us (possibly with retroactive effect), which could require us or our customers to pay additional tax amounts, as well as fines or penalties and interest for past amounts. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs, thereby adversely affecting our operating results and cash flows.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results for periods prior and subsequent to such change. For example, recent new standards issued by the FASB that could materially impact our financial statements include revenue from contracts with customers, certain improvements to employee share-based payment accounting and accounting for leases. We may adopt one or more of these standards retrospectively to prior periods and the adoption may result in an adverse change to previously reported results. Additionally, the adoption of these standards may potentially require enhancements or changes in our systems and will require significant time and cost on behalf of our financial management. The prescribed periods of adoption of these standards and other pending changes in accounting principles generally accepted in the United States, are further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Accounting Pronouncements” incorporated by reference in this prospectus.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates.

Risks Related to Ownership of Our Common Stock

Our stock price has been subject to fluctuations, and will likely continue to be subject to fluctuations and decline, due to factors beyond our control and you may lose all or part of your investment.

The market price of our common stock is subject to wide fluctuations in response to various factors, some of which are beyond our control. Since shares of our common stock were sold in our initial public offering in October 2016 at a price of $18.00 per share, the reported high and low sales prices of our common stock has ranged from $22.50 to $41.61 through April 7, 2017. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	the overall performance of the equity markets;

•	our operating performance and the performance of other similar companies;

•	changes in our projected operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our common stock;

•	announcements of technological innovations, new software or enhancements to services, acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	disruptions in our services due to computer hardware, software or network problems;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	recruitment or departure of key personnel;

•	the economy as a whole, market conditions in our industry and the industries of our customers;

•	trading activity by a limited number of stockholders who together beneficially own a majority of our outstanding common stock;

•	the expiration of market standoff or contractual lock-up agreements;

•	the size of our market float; and

•	any other factors discussed in this prospectus.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

Sales of a substantial number of shares of our common stock in the public market, or the perception that they might occur, could cause the price of our common stock to decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, and significant stockholders. We had a total of 50,251,541 shares of our common stock outstanding as of January 31, 2017. All of the shares of common stock sold in our initial public offering and in this offering are freely tradeable in the United States, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act of 1933. Upon the expiration of the underwriters’ lock-up agreements from our initial public offering, which occurred on April 4, 2017, approximately 41.6 million shares became eligible for sale, subject in some cases to volume and other restrictions of Rule 144 under the Securities Act of 1933, as amended, and subject to reduction in the event we complete this offering. Our executive officers, directors, substantially all of the selling stockholders who participate in this offering and certain other holders of our common stock will be subject to a lock-up agreement for an additional 90 days, with respect to 75% of their shares, and 60 days, with respect to 25% of their shares, from the date of the final prospectus for this offering. These agreements contain several exemptions from the lock-up restrictions. For example, some of our executive officers have entered into Rule 10b5-1 trading plans under which they have contracted with a broker to sell shares of our common stock on a periodic basis. These plans provide for sales to occur from time to time, and sales under such plans that were entered into prior to execution of a lock-up agreement in connection with this offering by our executive officers will not be subject to the additional lock-up period related to this offering.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, whether due to the expiration or release of lock-up restrictions or otherwise, could cause the market price of our common stock to decline or make it more difficult for you to sell your common stock at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales, or the perception that our shares may be available for sale, will have on the prevailing market price of our common stock.

Certain of our stockholders have rights, subject to some conditions, to require us to file registration statements covering their shares to include their shares in registration statements that we may file for ourselves or our stockholders, subject to market standoff and lockup agreements. The market price of the shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

In addition, we have filed registration statements to register shares reserved for future issuance under our equity compensation plans. Subject to the satisfaction of applicable exercise periods and expiration of the lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options or settlement of outstanding restricted stock units will be available for immediate resale in the United States in the open market.

If securities or industry analysts do not continue to publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If industry analysts cease coverage of us, the trading price for our common stock will be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price will likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

In addition, independent industry analysts, such as Gartner and Forrester, often provide reviews of our products and platform capabilities, as well as those of our competitors, and perception of our offerings in the marketplace may be significantly influenced by these reviews. We have no control over what these industry analysts report, and because industry analysts may influence current and potential customers, our brand could be harmed if they do not provide a positive review of our products and platform capabilities or view us as a market leader.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The concentration of our stock ownership will likely limit your ability to influence corporate matters, including the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Based upon shares outstanding as of January 31, 2017, our executive officers, directors and the holders of more than 5% of our outstanding common stock, in the aggregate, own approximately 60% of our common stock, assuming no exercise of outstanding options. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

Delaware law and provisions in our amended and restated certificate of incorporation (“Restated Certificate”) and amended and restated bylaws (“Bylaws”) could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our Restated Certificate and Restated Bylaws contain provisions that may make the acquisition of our company more difficult, including the following:

•	the requirement of a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that a special meeting of stockholders be called only by a majority vote of our entire board of directors, the chairman of our board of directors or our chief executive officer, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including to remove directors;

•	the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our Restated Certificate relating to the management of our business or our Restated Bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt; and

•	advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision.

These and other provisions in our Restated Certificate, Restated Bylaws and in Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including to delay or impede a merger, tender offer, or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

Our Restated Certificate provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Restated Certificate provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Restated Certificate or our Restated Bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

We have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering, but we currently expect such uses will include continued investment in developing technology to support our growth, increased investment in our sales team and marketing activities, as well as overall growth in our international operations. We will have broad discretion in the application of the net proceeds to us, including working capital, possible acquisitions and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution assuming an offering price of $24.86 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market Select on April 7, 2017, because the price that you pay will be substantially greater than the net tangible book value per share of the common stock that you acquire. You will experience additional dilution upon exercise of options to purchase common stock under our equity incentive plans, upon vesting of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under our equity incentive plans or if we otherwise issue additional shares of our common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. All statements other than statements of historical facts contained in and incorporated by reference in this prospectus, including statements regarding our future results of operations and financial position, customer lifetime value, strategy and plans, market size and opportunity, competitive position, industry environment, potential growth opportunities, our expectations for future operations and our pending transaction for Trade Extensions TradeExt AB, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would” or the negative version of these words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” contained or incorporated by reference in this prospectus.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed and incorporated by reference in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed with the Securities and Exchange Commission as exhibits to the registration statement or the documents incorporated by reference in the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET, INDUSTRY AND OTHER DATA

We obtained the industry, market and competitive position data used throughout this prospectus and the information incorporated by reference from our own internal estimates and research, as well as from industry and general publications, in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly-available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In addition, while we believe the industry, market and competitive position data included in this prospectus and the information incorporated by reference is reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Information based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which data is derived.

Certain information in this prospectus is contained in independent industry publications. The source of these independent industry publications is provided below:

1)	International Data Corporation, Worldwide Semiannual Software Tracker, 2016H1 Forecast Release, published November 11, 2016.

2)	Technavio market research sourced from ISI Securities EMIS, Global SaaS-based Expense Management Market, December 2013.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $2.3 million, or $15.5 million if the underwriters exercise their option to purchase additional shares in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming an offering price of $24.86 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market Select on April 7, 2017. We will not receive any proceeds from the sale of common stock by the selling stockholders.

The principal purposes of this offering are to increase our financial flexibility, increase our public float, increase our visibility in the marketplace and facilitate an orderly distribution of shares for the selling stockholders. We expect to use the net proceeds to us from this offering for working capital and other general corporate purposes, which we currently expect will include continued investment in developing technology to support our growth, increased investment in our sales team and marketing activities, as well as overall growth in our international operations. However, we do not currently have specific planned uses for the proceeds. We may also use a portion of our net proceeds to acquire or invest in complementary products, technologies, or businesses; however, other than our Share Purchase Agreement dated April 7, 2017 to purchase substantially all of the issued and outstanding capital stock held by shareholders of Trade Extensions TradeExt AB, we currently have no agreements or commitments to complete any such transactions. As of the date hereof, we have sufficient cash on hand to complete our transaction with the shareholders of Trade Extensions TradeExt AB without using the net proceeds from this offering.

Since we expect to use the net proceeds from this offering for working capital and other general corporate purposes, our management will have broad discretion over the use of the net proceeds from this offering. As of the date of this prospectus, we intend to invest the net proceeds in short-term interest-bearing investment-grade securities, certificates of deposit or government securities.

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on the Nasdaq Global Select Market under the symbol “COUP” since October 6, 2016. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low closing sales prices per share of our common stock as reported by the Nasdaq Global Select Market:

	High	Low
Year ended January 31, 2017
Fourth quarter	$32.96	$23.52
Third quarter (beginning October 6, 2016)	$41.61	$24.70
Year ending January 31, 2018
First quarter (through April 7, 2017)	$29.25	$22.50

On April 7, 2017, the last reported sale price of our common stock on the Nasdaq Global Select Market was $24.86 per share. As of January 31, 2017, we had 351 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Our future ability to pay cash dividends on our capital stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of January 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale and issuance of (i) 91,535 shares of our common stock by us in this offering, based upon the receipt by us of the estimated net proceeds from this offering at the assumed public offering price of $24.86 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on April 7, 2017, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering as described in “Use of Proceeds,” and (ii) the issuance of 244,387 shares of common stock to certain selling stockholders upon the exercise of options in order to sell those shares in this offering.

You should read this information together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus.

	As of January 31, 2017
	Actual	As Adjusted
	(in thousands, except for share and per share amounts)
Cash and cash equivalents	$201,721	$204,056

Stockholders’ equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized, no shares issued or outstanding, actual; 25,000,000 shares authorized, no shares issued and outstanding, as adjusted	$—	$—
Common stock, $0.0001 par value, 625,000,000 shares authorized, 50,251,541 shares issued and outstanding, actual; 625,000,000 shares authorized, shares issued and outstanding, as adjusted	5	5
Additional paid-in capital	334,363	336,698
Accumulated deficit	(160,476)	(160,476)

Total stockholders’ equity	173,892	176,227

Total capitalization	$173,892	$176,227

The number of shares of common stock to be outstanding after this offering is based on 50,251,541 shares of common stock outstanding as of January 31, 2017 and 244,387 shares to be issued upon exercise of options to purchase common stock by certain selling stockholders and sold in this offering, and excludes the following:

•	12,772,015 shares of common stock issuable upon the exercise of options outstanding as of January 31, 2017, with a weighted average exercise price of $5.60 per share (other than 244,387 shares to be issued upon exercise of options to purchase common stock by certain selling stockholders and sold in this offering);

•	406,686 shares of common stock issuable upon the exercise of options granted after January 31, 2017, with a weighted average exercise price of $23.84 per share;

•	77,883 shares of common stock subject to restricted stock units outstanding as of January 31, 2017;

•	1,503,179 shares of common stock subject to restricted stock units granted after January 31, 2017;

•	5,371,908 shares of common stock reserved for future issuance under our equity compensation plans, consisting of 4,553,158 shares of common stock reserved for issuance under the 2016 Equity Incentive Plan and 818,750 shares of common stock reserved for future issuance under the 2016 Employee Stock Purchase Plan;

•	2,512,577 shares of common stock that were added to the 2016 Equity Incentive Plan and 502,515 shares of common stock that were added to the 2016 Employee Stock Purchase Plan on February 1, 2017 pursuant to the stockholder approved terms of such plans; and

•	shares of common stock with an aggregate market value of $4 million to be issued to the shareholders of Trade Extensions TradeExt AB at the closing of our transaction with them.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share and as adjusted net tangible book value per share of our common stock after this offering.

Historical net tangible book value per share represents our total tangible assets less our liabilities divided by the total number of common shares outstanding. As of January 31, 2017, our historical net tangible book value was approximately $152.1 million, or $3.03 per share.

After giving effect to (i) receipt of the net proceeds of our sale of 91,535 shares of common stock at an assumed public offering price of $24.86 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on April 7, 2017, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, and (ii) the issuance of 244,387 shares of common stock to certain stockholders upon the exercise of options in order to sell those shares in this offering, our as adjusted net tangible book value as of January 31, 2017 would have been approximately $154.5 million, or $3.05 per share. This represents an immediate increase in as adjusted net tangible book value of $0.02 per share to our existing stockholders and an immediate dilution of $21.81 per share to investors purchasing common stock in this offering.

The following table illustrates this dilution to new investors on a per share basis:

Assumed public offering price per share		$24.86
Net tangible book value per share as of January 31, 2017	$3.03
Increase in net tangible book value per share attributable to new investors in this offering	0.02

As adjusted net tangible book value per share immediately after this offering		3.05

Dilution in net tangible book value per share to new investors in this offering		$21.81

If the underwriters’ option to purchase additional shares in this offering is exercised in full, the as adjusted net tangible book value would be $3.28 per share and the dilution to new investors participating in this offering would be $21.58 per share.

Each $1.00 increase (decrease) in the assumed public offering price of $24.86 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on April 7, 2017, would not increase (decrease) the as adjusted net tangible book value per share and would increase (decrease) the dilution per share to new investors by $1.00 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We may also increase or decrease the number of shares we are offering. An increase of 50,000 shares in the number of shares we are offering would increase our as adjusted net tangible book value by approximately $1.2 million, or $0.02 per share, and the dilution per share to investors in this offering by $0.02 per share, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. A decrease of 50,000 shares in the number of shares we are offering would decrease our as adjusted net tangible book value by approximately $1.2 million, or $0.02 per share, and the dilution per share to investors in this offering by $0.02 per share, assuming that the assumed $24.86 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on April 7, 2017, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering determined at pricing.

See “Prospectus Summary—The Offering” for a description of those shares that are or are not reflected in the foregoing tables or discussion.

To the extent that any outstanding options are exercised, the RSUs are settled or new awards are granted under our equity compensation plans, new investors will experience further dilution.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 20, 2017, and as adjusted to reflect the sale of common stock offered by us and the selling stockholders in this offering, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group;

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

•	all other selling stockholders.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 50,486,042 shares of common stock outstanding at March 20, 2017. For purposes of computing percentage ownership after this offering, we have assumed that (i) 91,535 shares of common stock will be issued by us in this offering; (ii) 3,608,465 shares of our common stock will be sold in this offering by the selling stockholders, including 244,387 shares to be sold in this offering by certain selling stockholders upon the exercise of options; and (iii) that the underwriters will not exercise their option to purchase additional shares in full. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 20, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402.

	Shares Beneficially Owned Before this Offering		Number of Shares Being Offered	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Shares	%		Shares	%
Named Executive Officers and Directors:
Robert Bernshteyn(1)	2,628,856	5.0%	406,823	2,222,033	4.2%
Steven Winter(2)	545,760	1.1%	—	545,760	1.1%
Todd Ford(3)	282,893	*	84,240	198,653	*
Neeraj Agrawal(4)	6,869,220	13.6%	—	6,869,220	13.5%
Charles Beeler(5)	5,649,546	11.2%	1,100,000	4,549,546	9.0%
Roger Siboni(6)	257,771	*	25,777	231,994	0.5%
Leslie Campbell(7)	181,325	*	18,133	163,192	*
Tayloe Stansbury(8)	171,847	*	17,185	154,662	*
Scott Thompson(9)	171,847	*	17,185	154,662	*
Frank van Veenendaal(10)	171,847	*	15,000	156,847	*
All Executive Officers and Directors as a Group (11 persons)(11)	17,317,873	32.1%	1,684,343	15,633,530	28.9%
5% Stockholders:
Battery Ventures VIII, L.P.(12)	6,869,220	13.6%	—	6,869,220	13.5%
Entities affiliated with BlueRun Ventures, L.P.(13)	5,190,438	10.3%	829,685	4,360,753	8.6%
Entities affiliated with Crosslink Ventures(14)	4,511,391	8.9%	494,437	4,016,954	7.9%
Entities affiliated with El Dorado Ventures(15)	5,347,891	10.6%	1,041,266	4,306,625	8.5%
MDV IX, L.P. as nominee for MDV IX, L.P. and MDV ENF IX, L.P.(16)	6,648,700	13.2%	500,000	6,148,700	12.1%
Other Selling Stockholders:
Thomas Aitchison(17)	397,484	*	100,000	297,484	*
Entities affiliated with Rally Ventures(18)	301,655	*	58,734	242,921	*

*	Less than 1 percent.

(1)	Consists of (i) 854,277 shares of common stock held by Mr. Bernshteyn, all of which are vested, and (ii) 1,774,579 shares of common stock issuable to Mr. Bernshteyn pursuant to options exercisable within 60 days of March 20, 2017, of which 1,597,547 of the shares would be vested as of such date. In the aggregate, including the shares described in the foregoing sentence, prior to the offering Mr. Bernshteyn holds (i) 854,277 shares of common stock, (ii) outstanding options to purchase 3,136,306 shares of common stock and (iii) 77,646 shares of common stock subject to restricted stock units.

(2)	Consists of (i) 1,633 shares of common stock held by Mr. Winter, all of which are vested, (ii) 136,031 shares of common stock issued to Mr. Winter pursuant to options that were early exercised, all of which would be unvested within 60 days of March 20, 2017 and are subject to our right of repurchase, and (iii) 408,096 shares of common stock issuable to Mr. Winter pursuant to options exercisable within 60 days of March 20, 2017, none of which would be vested as of such date.

(3)

Consists of (i) 1,327 shares of common stock held by Mr. Ford, all of which are vested, and (ii) 281,566 shares of common stock issuable to Mr. Ford pursuant to options exercisable within 60 days of March 20, 2017, all of which would be vested as of such date. In the aggregate, including the shares described in the foregoing sentence, prior to the offering Mr. Ford holds (i) 1,327 shares of common stock, (ii) outstanding options to purchase 797,359 shares of common stock and (iii) 43,718 shares of common stock subject to restricted stock units.

(4)	Consists of 6,869,220 shares of common stock held by Battery Ventures VIII, L.P. (“Battery Ventures VIII”). Battery Partners VIII, LLC (“BP VIII”) is the sole general partner of Battery Ventures VIII. BP VIII’s investment adviser is Battery Management Corp. (together with BP VIII, the “Battery Companies”). Mr. Agrawal, a member of our board of directors, is a managing member and officer of the Battery Companies, and may be deemed to share voting and dispositive power with regard to the shares directly held by Battery Ventures VIII.

(5)	Consists of (i) 161,898 shares of common stock held by El Dorado Technology ‘05 L.P. (“EDT”), (ii) 5,185,993 shares of common stock held by El Dorado Ventures VII L.P. (“EDV”), (iii) 70,122 shares of common stock held by Rally Technology Partners Fund I, L.P. (“RTPF”), and (iv) 231,533 shares of common stock held by Rally Ventures Fund I, L.P. (“RVF”). Mr. Beeler, a member of our board of directors, is (a) a Managing Member at El Dorado Venture Partners VI, LLC, the general partner of EDT and EDV, and has shared voting and dispositive power with regard to the shares directly held by EDT and EDV, and (b) a Managing Member at Rally Ventures GP I, LLC, the general partner of RTPF and RVF, and has shared voting and dispositive power with regard to the shares directly held by RTPF and RVF.

(6)	Consists of 257,771 shares of common stock issuable to Mr. Siboni pursuant to options exercisable within 60 days of March 20, 2017, of which 173,559 of the shares would be vested as of such date.

(7)	Consists of (i) 50,000 shares of common stock held by Ms. Campbell, all of which are vested, and (ii) 131,325 shares of common stock issuable to Ms. Campbell pursuant to options exercisable within 60 days of March 20, 2017, of which 55,404 of the shares would be vested as of such date.

(8)	Consists of 171,847 shares of common stock issuable to Mr. Stansbury pursuant to options exercisable within 60 days of March 20, 2017, of which 95,470 of the shares would be vested as of such date.

(9)	Consists of 171,847 shares of common stock issuable to Mr. Thompson pursuant to options exercisable within 60 days of March 20, 2017, of which 138,200 of the shares would be vested as of such date.

(10)	Consists of (i) 171,847 shares of common stock issued to Mr. van Veenendaal pursuant to options that were early exercised, of which 90,698 of the shares would be unvested within 60 days of March 20, 2017 and are subject to our right of repurchase, (ii) 18,750 shares of common stock held by Frank van Veenendaal 2016 Grantor Retained Annuity Trust, and (iii) 18,750 shares of common stock held by Leslie van Veenendaal 2016 Grantor Retained Annuity Trust.

(11)	Includes 17,317,873 shares of common stock issuable pursuant to options exercisable within 60 days of March 20, 2017 held by 11 executive officers and directors as a group who, as a group, beneficially own 32.1% of the outstanding common stock.

(12)	Consists of 6,869,220 shares of common stock held by Battery Ventures VIII. Neeraj Agrawal, Michael M. Brown, Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors, Scott R. Tobin and Roger H. Lee are the managing members and officers of the Battery Companies and may be deemed to share voting and dispositive power with respect to the shares held by Battery Ventures VIII. The address of each of the entities identified in this footnote is One Marina Park Drive, Suite 1100, Boston, MA 02210.

(13)	Consists of (i) 5,129,188 shares of common stock held by BlueRun Ventures, L.P. (“BRV”) and (ii) 61,250 shares of common stock held by BRV Opportunities Fund, L.P. (“BRVOF”). The general partner of BRV is BRV Partners, L.L.C. (“BRV GP”). The general partner of BRVOF is BRV Opportunities Fund GP, LLC (“BRVOF GP”). John Malloy and Jonathan Ebinger are the managing members of each of BRV GP and BRVOF GP. These individuals share voting and investment power over the shares held by BRV and BRVOF. The address of each of the entities identified in this footnote is 545 Middlefield Road, Suite 250, Menlo Park, CA 94025.

(14)	Consists of (i) 2,122,889 shares of common stock held by Crosslink Ventures VI, L.P. (“CV VI”), (ii) 588,155 shares of common stock held by Crosslink Ventures VI-B, L.P. (“CV VI-B”), (iii) 62,177 shares of common stock held by Crosslink Bayview VI, LLC (“CB VI”), (iv) 1,552,217 shares of common stock held by Crosslink Crossover Fund VI, L.P. (“CCF VI”) (v) 27,691 shares of common stock held by Crosslink Crossover Fund VII-A, L.P. (“CCF VII-A”), (vi) 983 shares of common stock held by Crosslink Crossover Fund VII-B, L.P. (“CCF VII-B”), and (vii) 157,279 shares of common stock held by Offshore Crosslink Ventures VI Unit Trust (“OCV”). Crosslink Capital, Inc. (“Crosslink Capital”) serves as the investment advisor of CV VI, CV VI-B, CB VI, CCF VI, CCF VII-A, CCF VII-B, and OCV and has shared voting and investment control over the shares owned by such entities and may be deemed to beneficially own the shares owned by such entities. Crosslink Ventures VI Holdings, L.L.C. (“CV VI Holdings”) serves as the general partner of CV VI, CV VI-B, and OCV and has shared voting and investment control with Crosslink Capital over the shares owned such entities, and may be deemed to beneficially own the shares owned by such entities. Crossover Fund VII Management, L.L.C. serves as the general partner of CCF VII-A and CCF VII-B and has shared voting and investment control with Crosslink Capital over the shares owned such entities, and may be deemed to beneficially own the shares owned by such entities. Crossover Fund VI Management, L.L.C. serves as the general partner of CCF VI and has shared voting and investment control with Crosslink Capital over the shares owned such entities, and may be deemed to beneficially own the shares owned by such entities. Michael J. Stark is the control person of Crosslink Capital. In that capacity, he shares voting and dispositive power over the shares held by CV VI, CV VI-B, CB VI, CCF VI, CCF VII-A, CCF VII-B, and OCV, and may be deemed to beneficially own the shares held by such entities. The address for Crosslink Capital and its affiliated entities is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

(15)

Consists of (i) 161,898 shares of common stock held by EDT, and (ii) 5,185,993 shares of common stock held by EDV. The general partner of EDT and EDV is El Dorado Venture Partners VII, LLC (“EDVP”). Charles D. Beeler, Thomas H. Peterson

and M. Scott Irwin are the managing members of EDVP. These individuals share voting and investment power over the shares owned by EDT and EDV. The address for EDT and EDV and their affiliated entities is 702 Oak Grove Avenue, Menlo Park, CA 94025.

(16)	Consists of 6,648,700 shares of common stock issuable to MDV IX, L.P. as nominee for MDV IX, L.P. and MDV ENF IX, L.P. (“MDV IX”) upon the deemed conversion of shares of our preferred stock. The general partner of MDV IX is Ninth MDV Partners, L.L.C. (“Ninth MDV”). Jonathan D. Fieber and William Ericson are managing members of Ninth MDV. These individuals share voting and investment power over the shares held by MDV IX. The address of each of the entities identified in this footnote is 3000 Sand Hill Road, Bldg. 3, Suite 290, Menlo Park, CA 94025.

(17)	Consists of 397,484 shares of common stock issuable to Mr. Aitchison pursuant to options exercisable within 60 days of March 20, 2017, all of which shares are vested.

(18)	Consists of (i) 70,122 shares of common stock held by RTPF, and (ii) 231,533 shares of common stock held by RVF. The general partner of RTPF and RVF is Rally Ventures GP I, LLC (“RVGP”). Charles Beeler and Jeffrey Hinck are the managing members of RVGP. These individuals share voting and investment power over the shares owned by RTPF and RVF. The address for RTPF and RVF and their affiliated entities is 702 Oak Grove Avenue, Menlo Park, CA 94025.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options or vesting of restricted stock units, in the public market following this offering or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Following this offering, we will have outstanding 50,587,463 shares of our common stock, based on the number of shares outstanding as of January 31, 2017. This includes 3,700,000 shares of common stock that we and the selling stockholders are selling in this offering, which shares may be resold in the public market immediately unless purchased by our affiliates, and assumes no additional exercise of outstanding options other than as described elsewhere in this prospectus. In addition, the shares sold in our initial public offering are freely tradable.

Of the remaining shares of common stock that are not sold in this offering, approximately 22.0 million shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. However, shares of our common stock held by an “affiliate” of ours and not being sold in this offering may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the number of common shares then outstanding, which will equal approximately 505,874 shares immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of common shares outstanding as of January 31, 2017 and 244,387 shares to be issued upon exercise of options to purchase common stock by certain selling stockholders and sold in this offering; or

•	the average weekly trading volume of our common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are proposed to be sold and are restricted securities (including the holding period of any prior owner other than an affiliate), will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities (including the holding period of any prior owner other than an affiliate), will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of affecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Lock-Up Agreements

In connection with this offering, we, all directors and executive officers, substantially all of the selling stockholders and certain other holders of our common stock have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of our common stock during the period from the date of this prospectus continuing through the date 90 days, with respect to 75% of their shares, and 60 days, with respect to 25% of their shares, after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. LLC. These agreements are subject to certain exceptions, as set forth in “Underwriters.”

Rule 10b5-1 Trading Plans

Certain of our executive officers have adopted, and other executive officers and directors may in the future adopt, written plans, known as “Rule 10b5-1 trading plans,” under which they have contracted, or may in the future contract, with a broker to buy or sell shares of our common stock on a periodic basis to diversify their assets and investments. Under these 10b5-1 trading plans, a broker may execute trades pursuant to parameters established by the executive officer or director when entering into the plan, without further direction from such officer or director. Sales of shares covered by Rule 10b5-1 trading plans as of the date of this prospectus are not subject to the lock-up agreements entered into in connection with this offering.

Registration Rights

Upon completion of this offering, the holders of 17,567,466 shares of our common stock will be entitled to rights with respect to the registration of the sale of such shares of common stock under the Securities Act. Shares held by our executive officers, directors, substantially all of the selling stockholders who participate in the offering and certain other holders of our common stock are covered by lock-up agreements. Following the expiration of the lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of common stock acquired in this offering by non-U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

We have no present intention to make distributions on our common stock. In general, the gross amount of any distribution we make to a non-U.S. holder with respect to its shares of common stock will be subject to U.S. federal withholding tax at a rate of 30% to the extent the distribution constitutes a dividend for U.S. federal income tax purposes, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of common stock and then, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of common stock, as gain from the sale or exchange of such stock. Any such gain will be subject to the treatment described below under “Gain on Sale or Other Disposition of Common Stock.”

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) will not be subject to U.S. federal withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, at regular U.S. federal income tax rates. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock, and, provided that our common stock is regularly traded in an established securities market within the meaning of applicable Treasury Regulations, the non-U.S. holder has held, directly or constructively, at any time during said period, more than 5% of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax on a net income tax basis, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions, investment funds and certain other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. security holders and/or U.S. accountholders. Such payments include dividends on and (to the extent described below) the gross proceeds from the sale or other disposition of our common stock. Under applicable Treasury Regulations and Internal Revenue Service guidance, this withholding currently applies to payments of dividends, if any, on our common stock and will apply to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2019. An intergovernmental agreement between the U.S. and a foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
RBC Capital Markets, LLC
Cantor Fitzgerald & Co.
JMP Securities LLC
Raymond James & Associates, Inc.
BTIG, LLC

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of common stock made outside of the United States may be made by affiliates of the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 555,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less estimated underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, estimated underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 555,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholders

The estimated offering expenses payable by us, exclusive of the estimated underwriting discounts and commissions, are approximately $793,000. We have agreed to reimburse the underwriters for their expenses, up to $50,000, relating to clearance of this offering with the Financial Industry Regulatory Authority.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “COUP.”

In connection with this offering, we, all directors and executive officers, the selling stockholders (other than a former employee) and certain other holders of our common stock, including Battery Ventures VIII, L.P., which beneficially owns 6,869,220 shares of our common stock, and Meritech Capital Partners IV L.P., which beneficially owns 1,854,140 shares of our common stock, agreed that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this offering (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions in the immediately preceding paragraph do not apply in certain circumstances, including:

i.	the sale of shares to the underwriters;

ii.	the sale of shares by any of our directors and executive officers, the selling stockholders or certain other holders of our stock that (A) takes place after the period ending 60 days after the date of this offering and (B) is of an amount equal to or less than 25% of such holders’ aggregate holdings of our common stock;

iii.	the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

iv.	the issuance by the Company of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock pursuant to any incentive plan or stock ownership plan in effect on the date of this prospectus and described herein;

v.	the filing by the Company of a registration statement with the Commission on Form S-8 in respect of any common stock or any securities convertible into or exercisable or exchangeable for common stock issued under or the grant of any award pursuant to an employee benefit plan in effect on the date of this prospectus and described herein;

vi.	transactions by a selling stockholder or certain other holders of our stock relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

vii.	transfers by a selling stockholder of shares of common stock or any security convertible into common stock as a bona fide gift;

viii.	distributions by a selling stockholder or certain other holders of our stock of shares of common stock or any security convertible into common stock to limited partners or stockholders of the selling stockholder; provided that in the case of any transfer or distribution pursuant to clause (vii) or (viii), (A) each donee or distributee shall enter into a written agreement accepting the restrictions set forth in the preceding paragraph and this paragraph as if it were a selling stockholder and (B) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made in respect of the transfer or distribution during the restricted period;

ix.	transfers by certain of our stockholders of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (A) as a bona fide gift or charitable contribution, (B) to an immediate family member or a trust for the direct or indirect benefit of the undersigned or such immediate family member of the undersigned, (C) to any corporation, partnership, limited liability company, investment fund or other entity controlled or managed, or under common control or management by the undersigned or the immediate family of the undersigned, (D) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned, or (E) transfers or distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; provided that in the case of any transfer or distribution pursuant to this clause (ix), (1) each distributee or transferee shall sign and deliver a lock-up letter substantially in the form satisfactory to the representatives and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

x.

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (A) such plan does not provide for the transfer of common stock during the restricted period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made by or on behalf of the selling stockholder or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; and the sale of shares of common stock pursuant to a 10b5-1 trading plan, provided that such plan was established prior to the execution of the lock-up agreement by the stockholder and that any filing under Section 16(a) of the Exchange Act that is made in connection with any such sales during the restricted period shall state that such sales have been executed under a 10b5-1 trading plan and shall also state the date such plan was adopted;

xi.	(A) the receipt by the certain of our stockholders from the Company of shares of common stock upon (1) the exercise or settlement of options or restricted stock units granted under a stock incentive plan or other equity award plan, which plan is described herein or (2) the exercise of warrants outstanding and which are described herein or (B) the transfer of shares of common stock or any securities convertible into common stock to the Company upon a vesting or settlement event of the Company’s securities or upon the exercise of options or warrants to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options or warrants (and any transfer to the Company necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of such vesting or exercise whether by means of a “net settlement” or otherwise) so long as such “cashless exercise” or “net exercise” is effected solely by the surrender of outstanding options or warrants (or the common stock issuable upon the exercise thereof) to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price and/or withholding tax and remittance obligations, provided that in the case of (A) the shares received upon exercise or settlement of the option, restricted stock unit, or warrant are subject to the terms of this letter, and provided further that in the case of (A) or (B), no filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such receipt or transfer, shall be required or shall be voluntarily made by or on behalf of the undersigned;

xii.	the transfer by certain of our stockholders of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to the Company pursuant to agreements under which the Company has the option to repurchase such shares or a right of first refusal with respect to transfers of such shares;

xiii.	the transfer by certain of our stockholders of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock that occurs pursuant to a qualified domestic order, in connection with a divorce settlement, provided that each transferee shall sign and deliver a lock-up letter substantially in a form satisfactory to the representatives and no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made by or on behalf of the undersigned during the restricted period, unless such filing clearly indicates in the footnotes thereto that such transfer occurred by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement;

xiv.

the transfer of certain of our stockholders’ Common Stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of common stock involving a “change of control” (as defined below) of the Company occurring after the consummation of the Public Offering, that has been approved by the board of directors of the Company; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s common stock shall remain subject to these restrictions. For purposes of this clause (xiv), “change of control” means the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules

13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of the Company;

xv.	the sale of shares of common stock underlying restricted stock units held by the stockholder that are vested and settled to satisfy income tax withholding and remittance obligations in connection with the vesting of such restricted stock units that are outstanding as of the date of this prospectus and described herein; provided that any filing under Section 16(a) of the Exchange Act required in connection therewith indicates that such transfer is to satisfy income tax withholding and remittance obligations in connection with the vesting of restricted stock units; and

xvi.	the sale or issuance of or entry into an agreement to sell or issue common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with one or more acquisitions of businesses, products or technologies, joint ventures, commercial relationships or other strategic corporate transactions; provided that the aggregate amounts of common stock or any securities convertible into or exercisable or exchangeable for common stock (on an as-converted, as-exercised or as-exchanged basis) that the Company may sell or issue or agree to sell or issue pursuant to this paragraph shall not exceed 5% of the total number of shares of common stock of the Company issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement determined on a fully-diluted basis, and provided further that each recipient of common stock or any securities convertible into or exercisable or exchangeable for common stock pursuant to this clause (xv) shall execute a lock-up agreement substantially in a form satisfactory to the representatives with respect to the remaining portion of the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising such option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under such option. The underwriters may also sell shares in excess of such option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares of common stock in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses. In particular, all of the underwriters in this offering were underwriters in our initial public offering except Cantor Fitzgerald & Co. and BTIG, LLC.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock. As the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

New Zealand

The shares of common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

(a) to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money; or

(b) to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public; or

(c) to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

(d) in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105),

the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within nine months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Chile

The shares of common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California. Davis Polk & Wardwell LLP, Menlo Park, California, is representing the underwriters in this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 31, 2017, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2017, filed with the SEC on April 3, 2017 (the “Form 10-K”);

•	our Current Reports on Form 8-K filed with the SEC on March 13, 2017 (with respect to Item 8.01 only) and April 7, 2017;

•	the portions of our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 for our 2017 annual meeting of stockholders, filed with the SEC on April 3, 2017, that are incorporated by reference in the Form 10-K; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-37901), filed with the SEC on September 29, 2016, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the common stock offered by this prospectus. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. You may read and copy the registration statement and its exhibits and schedules and documents incorporated by reference herein at the SEC’s public reference room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, like us, that file documents electronically with the SEC. The address of that website is www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, we are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.coupa.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

VALUE AS A SERVICE

coupa

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred and payable by us in connection with the sale and distribution of our common stock, other than underwriting discounts and commissions. All amounts are estimates except for the Securities and Exchange Commission (SEC) registration fee and the Financial Industry Regulatory Authority (FINRA) filing fee.

Payable by us
SEC registration fee	$11,897
FINRA filing fee	15,898
Blue sky fees and expenses	—
Accounting fees and expenses	175,000
Legal fees and expenses	475,000
Printing and engraving expenses	90,000
Registrar and transfer agent fees and expenses	5,000
Miscellaneous fees and expenses	20,205

Total	$793,000

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 1.9 of our amended and restated investors’ rights agreement, or IRA, contained in Exhibit 4.2 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our IRA.

We maintain insurance policies that indemnify our directors and officers against various liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Item 15.    Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold during the three years preceding the filing of this registration statement:

•	On December 30, 2016, we issued 150,545 shares of our common stock in connection with the acquisition of substantially all the assets of Spend360 International Limited. This transaction was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder.

•	On November 1, 2016, we issued and sold an aggregate of 36,971 shares of our common stock at an exercise price of $1.35 per share for a total of $50,000 upon the exercise of warrants to purchase shares of our common stock. The shares of common stock were issued pursuant to Section 4(a)(2) of the Securities Act.

•	We have granted options to purchase 11,683,080 shares of our common stock to directors, officers, employees and consultants under our 2006 Stock Plan, with per share exercise prices ranging from $2.32 to $13.04.

•	We have issued and sold an aggregate of 3,591,093 shares of our common stock upon exercise of options issued under our 2006 Stock Plan for aggregate consideration of approximately $6,421,472, with per share exercise prices ranging from $0.16 to $13.04.

•	On May 26, 2015, we issued and sold an aggregate of 4,783,762 shares of our Series G preferred stock to 23 accredited investors at $16.7232 per share for an aggregate consideration of approximately $80,000,000.

•	On April 1, 2015, we issued and sold 160,523 shares of our Series E preferred stock to one accredited investor, pursuant to a warrant exercise with a per share exercise price of $3.11.

•	From March 4, 2015 to June 11, 2015, we granted 65,000 shares of restricted stock units of our common stock to employees under our 2006 Stock Plan for aggregate consideration of approximately $335,000.

•	From June 15, 2015 to December 2, 2015, we issued an aggregate of 314,386 shares of our common stock in connection with our acquisitions of certain companies or their assets and as consideration to individuals and entities who were former service providers and/or stockholders of such companies.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, or in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. We believe all recipients had adequate information about us or had adequate access, through their relationships with us, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

•	Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index, which is incorporated herein by reference.

•	Financial Statement Schedules. The schedule included in our Annual Report on Form 10-K for the year ended January 31, 2017 is incorporated by reference in this prospectus and elsewhere in the registration statement.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 10th day of April, 2017.

COUPA SOFTWARE INCORPORATED

By:	/s/ Robert Bernshteyn
Robert Bernshteyn Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert Bernshteyn Robert Bernshteyn	Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2017

* Todd Ford	Chief Financial Officer (Principal Financial and Accounting Officer)	April 10, 2017

* Neeraj Agrawal	Director	April 10, 2017

* Charles Beeler	Director	April 10, 2017

* Leslie Campbell	Director	April 10, 2017

* Roger Siboni	Director	April 10, 2017

* Tayloe Stansbury	Director	April 10, 2017

* Scott Thompson	Director	April 10, 2017

* Frank van Veenendaal	Director	April 10, 2017

*By:	/s/ Todd Ford
Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement.					X

3.1	Amended and Restated Certificate of Incorporation of Registrant.	10-Q	001-37901	3.1	12/9/2016

3.2	Amended and Restated Bylaws of Registrant.	10-Q	001-37901	3.2	12/9/2016

4.1.1	Amended and Restated Investors’ Rights Agreement, dated May 26, 2015, by and among the Registrant and the parties thereto.	S-1	333-213546	4.1	9/8/2016

4.1.2	Waiver of Notice and Registration Rights and Amendment to Amended and Restated Investors Rights Agreement.					X

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

10.1	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.	S-1/A	333-213546	10.1	9/23/2016

10.2	2006 Stock Plan, as amended, and forms of agreements thereunder.	S-1/A	333-213546	10.2	9/23/2016

10.3	Registrant’s 2016 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-213546	10.3	9/23/2016

10.4	Registrant’s 2016 Employee Stock Purchase Plan and form of Participation Agreement thereunder.	S-1/A	333-213546	10.4	10/4/2016

10.5	Incentive Bonus Plan.	S-1	333-213546	10.12	9/8/2016

10.6	Offer Letter, dated May 19, 2016, and Severance and Change in Control Agreement, between the Registrant and Robert Bernshteyn.	S-1	333-213546	10.6	9/8/2016

10.7	Offer Letter, dated May 19, 2016, and Severance and Change in Control Agreement, between the Registrant and Todd Ford.	S-1	333-213546	10.8	9/8/2016

10.8	Offer Letter, dated May 19, 2016, and Severance and Change in Control Agreement, between the Registrant and Ravi Thakur.	S-1	333-213546	10.9	9/8/2016

10.9	Offer Letter, dated August 25, 2016, between the Registrant and Steven Winter.	S-1	333-213546	10.10	9/8/2016

10.10	Lease Agreement, dated March 20, 2014, among the Registrant and Crossroads Associates and Clocktower Associates, as amended.	S-1	333-213546	10.11	9/8/2016

10.11	Compensation Program for Non-Employee Directors.	S-1/A	333-213546	10.12	9/23/2016

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

21.1	List of Subsidiaries of Registrant.	S-1	333-213546	21.1	9/8/2016

23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X
24.1	Power of Attorney.	S-1	333-217105	24.1	4/3/2017